Exhibit 23
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated March 19, 2019, with respect to the consolidated financial statements of Syntron Material Handling Holdings, LLC and subsidiaries included in this Current Report of Kadant Inc. on Form 8-K/A filed on March 19, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Kadant Inc. on Form S-3 (File No. 333-229888) and on Forms S-8 (File No. 333-176371, File No. 33-67190, File No. 333-48498, File No. 333-102223, File No. 333-142247, and File No. 333-202855).
/s/ GRANT THORNTON LLP
Atlanta, GA
March 19, 2019